Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Reports Significant Increase in Year End Earnings

Annapolis, MD (January 28, 2016) – Severn Bancorp, Inc., (Nasdaq: SVBI) (“Company”) parent company of Severn Savings Bank, FSB (“Severn”), reported net income for the year ended December 31, 2015 of $4,535,000 or $.21 per diluted share, a 56% increase, versus net income of $2,909,000 or $.06 per diluted share for the year ended December 31, 2014. Net income for the fourth quarter of 2015 dipped slightly versus the fourth quarter of 2014, to $1,078,000 or $.05 per diluted share compared to net income of $1,550,000 or $.09 per diluted share. Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends and discount amortization.

The Company continues to be well capitalized, with continuing decreases in the level of non-performing assets. Alan J. Hyatt, President and Chief Executive Officer commented, “While these are not the robust figures we would like to ultimately see, the Company continues to broaden its community banking focus and add new banking relationships.”

Mr. Hyatt added, “Severn is just coming out of its agreement with the Office of the Comptroller of the Currency and looking for opportunities to grow. We continue to target local small to mid-size community businesses who want to work with a local bank. We have added new sales team members that will be a great asset in helping with this growth. We are steadfast in our mission to provide an exceptional banking experience for residents of Anne Arundel County.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $760 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Summary Operating Results:
Interest income	$7,582	$7,932	$7,779	$7,860	$8,086
Interest expense	2,264	2,284	2,243	2,201	2,236
Net interest income	5,318	5,648	5,536	5,659	5,850
Provision for loan losses	(480)	-	100	100	400
Net interest income after provision for loan losses	5,798	5,648	5,436	5,559	5,450
Non-interest income	1,409	1,469	2,332	900	1,142
Non-interest expense	6,127	5,838	6,368	5,593	5,041
Income before income tax provision	1,080	1,279	1,400	866	1,551
Income tax provision	2	52	35	1	1
Net income	$1,078	$1,227	$1,365	$865	$1,550

Per Share Data:
Basic earnings per share	$0.05	$0.06	$0.08	$0.03	$0.10
Diluted earnings per share	$0.05	$0.06	$0.08	$0.03	$0.09
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,088,879	10,088,879	10,088,549	10,070,796	10,067,379
Average diluted shares outstanding	10,133,663	10,116,060	10,113,295	10,093,251	10,095,866

Performance Ratios:
Return on average assets	0.14%	0.16%	0.18%	0.11%	0.20%
Return on average equity	1.28%	1.47%	1.65%	1.05%	1.88%
Net interest margin	3.10%	3.20%	3.16%	3.22%	3.32%
Efficiency ratio*	89.43%	80.17%	80.27%	86.26%	71.60%

*  The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	December 31, 2015	September 30, 2015	As of June 30, 2015	March 31, 2015	December 31, 2014

Balance Sheet Data:
Total assets	$762,079	$773,977	$781,923	$781,628	$776,328
Total loans receivable	598,414	597,061	611,823	627,591	643,317
Allowance for loan losses	(8,758)	(8,689)	(8,944)	(8,964)	(9,435)
Net loans	589,656	588,372	602,879	618,627	633,882
Deposits	523,771	536,646	544,112	546,535	543,814
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	86,456	85,876	85,145	84,275	83,810
Bank's Tier 1 core capital to total assets	14.9%	14.5%	14.1%	14.0%	13.8%
Book value per share	$5.93	$5.87	$5.80	$5.71	$5.68

Asset Quality Data:
Non-accrual loans	$8,974	$8,778	$10,107	$13,317	$12,845
Foreclosed real estate	1,744	1,919	2,092	2,211	1,947
Total non-performing assets	10,718	10,697	12,199	15,528	14,792
Total non-accrual loans to net loans	1.5%	1.5%	1.7%	2.2%	2.0%
Total non-accrual loans to total assets	1.2%	1.1%	1.3%	1.7%	1.7%
Allowance for loan losses	8,758	8,689	8,944	8,964	9,435
Allowance for loan losses to total loans	1.5%	1.5%	1.5%	1.4%	1.5%
Allowance for loan losses to total non-accrual loans	97.6%	99.0%	88.5%	67.3%	73.5%
Total non-performing assets to total assets	1.4%	1.4%	1.6%	2.0%	1.9%
Non-accrual troubled debt restructurings (included above)	1,329	1,835	2,128	2,620	2,641
Performing troubled debt restructurings	24,386	24,449	25,591	26,175	27,724
Loan to deposit ratio	114.3%	111.3%	112.4%	114.8%	118.3%